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FINANCIAL CONTACT: JAMES S. GULMI (615) 367-8325
MEDIA CONTACT:     CLAIRE S. MCCALL (615) 367-8283


                         GENESCO TO PRESENT AT GOLDMAN'S
                      SMALL-CAP CONSUMER/RETAIL CONFERENCE
                        --COMPANY ANNOUNCES THIRD QUARTER
             COMPARABLE STORE SALES AND CONFIRMS EARNINGS GUIDANCE--

         NASHVILLE, Tenn., Nov. 8, 2001 -- Genesco Inc. (NYSE: GCO) announced that it will make a presentation at the Goldman, Sachs & Co.'s Small-Cap Consumer/Retail Conference on November 9, 2001 at 1 p.m. EST. The presentation will be webcast live and may be accessed through the Company's internet site, www.genesco.com.

         The Company also announced its comparable store sales for the third quarter ended November 3, 2001. Overall same store sales rose 1% compared to the same period last year. Journeys same store sales were up 8% for the period, while the Jarman Group was down 3% and Johnston & Murphy was down 16%.

         Ben T. Harris, Genesco Chairman and Chief Executive Officer, said, "We are pleased with the performance of Journeys, which represents almost half of the Company's total sales. These strong results in a difficult retail environment indicate that Journeys enters the Holiday selling season with the products its customers want. The improving sales trend in Underground Station and Jarman is further evidence that the new leadership team's approach to merchandising is the right one.

         "We remain comfortable that we will be able to report earnings for the third quarter within the range of $0.31 to $0.34 per share that we established in our most recent guidance. Our guidance for the balance of the year is unchanged at this time; however, we continue to be aware that our outlook depends to a greater degree than usual on the general retail environment and the way our customers react to external events."

         The Company plans to release its third quarter earnings and host its quarterly conference call on Tuesday, November 27, 2001.




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         The Company also announced that it has reached an agreement with the
Michigan Department of Environmental Quality to contribute a lump sum toward sediment removal in a lake adjacent to the Company's former leather tannery in Whitehall, Michigan. The agreement, which resolves a longstanding dispute with Michigan environmental authorities over what the authorities claim was tannery-related contamination in the lake, will release the Company from further environmental remediation liability related to lake sediments for a payment of $3.35 million, much of which the Company has provided for in earlier periods. The Company expects to provide for the remainder of the contribution with an additional after-tax charge to discontinued operations of approximately $700,000 in the third quarter. This charge will not be reflected in earnings per share from continuing operations.

         This release includes certain forward-looking statements, including all statements that do not refer to past or present events or conditions. Actual results could differ materially from those reflected by the forward-looking statements in this release and a number of factors may adversely affect future results, liquidity and capital resources. These factors include unforeseen developments or the discovery of presently unknown conditions that affect reported earnings per share prior to the release of quarterly results. They also include lower than expected consumer demand for the Company's products, whether caused by further weakening in the overall economy or by changes in fashions or tastes that the Company fails to anticipate or respond appropriately to, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, the inability to adjust inventory levels to sales and changes in business strategies by the Company's competitors. Any greater than expected weakness in demand or disruption in supply could have an especially pronounced effect on the Company's performance in the fourth quarter, because of the importance of the Holiday selling season. Other factors that could cause results to differ from expectations include the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and the outcome of litigation and environmental matters involving the Company. The impact of the September terrorist attacks on the United States, the responses by the U. S. government, and their effects on consumer demand, product supply and distribution and other conditions, limit the Company's ability to predict results and increase the uncertainty inherent in forward-looking




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statements. Forward-looking statements reflect the expectations of the Company at the time they are made, and investors should rely on them only as expressions of opinion about what may happen in the future and only at the time they are made. The Company undertakes no obligation to update any forward-looking statement.

         Genesco, based in Nashville, sells footwear and accessories in more than 800 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.













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